Exhibit 5

DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133
T: (858) 677-1400
F: (858) 677-1401
www.dlapiper.com

May 17, 2012
Jack in the Box Inc.
9330 Balboa Avenue
San Diego, CA 92123

Ladies and Gentlemen:
As legal counsel for Jack in the Box Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 3,700,000 shares of the Common Stock, $0.01 par value (the “Registration Statement”), of the Company which may be issued pursuant to the Jack in the Box Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the 3,700,000 shares of Common Stock which may be issued under the Plan are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Very truly yours,

/S/DLA PIPER LLP (US)